Exhibit 99.1

FOR IMMEDIATE RELEASE

BioCardia Announces Fourth Positive DSMB Review and Recommendation to Continue Phase III Pivotal CardiAMP Cell Therapy Heart Failure Study as Designed

June 23, 2021

SAN CARLOS, Calif. – BioCardia®, Inc. [Nasdaq: BCDA], a company focused on developing cellular and cell derived therapeutics for the treatment of cardiovascular and pulmonary disease, today announces that the independent Data Safety Monitoring Board (DSMB) has completed its prespecified data review for the Phase III pivotal CardiAMP™ Cell Therapy Heart Failure Trial (ClinicalTrials.gov Identifier: NCT02438306). The DSMB based its review on all available data for the 97 patients enrolled in the trial to date, including many who have reached their one-year, and a few who have reached their two-year, follow-up. The DSMB performed a risk-benefit assessment, indicated no safety concerns, and recommended that the study continue as designed.

“This DSMB recommendation to continue the Phase 3 study suggests we are still heading in the right direction from both a safety and efficacy perspective,” said BioCardia CEO Peter Altman, PhD. “CardiAMP Cell Therapy HF Trial enrollment remains a top priority as we begin to have the first control patients eligible for cross over to receive therapy. An earlier cross over recently approved by the FDA based on previous DSMB reviews, provides control patients with a much higher level of assurance that if they are eligible for the investigational therapy, they will be able to receive it after two years. This is good news for patients who participate out of the goodness of their hearts to contribute to the advancement of medical care and for the chance of receiving potential benefits to their own hearts from the CardiAMP investigational cell therapy.”

The ongoing multi-center, double-blinded, randomized (3:2), controlled pivotal CardiAMP Heart Failure Trial is expected to enroll 260 patients at up to 40 centers nationwide. The trial’s primary endpoint is an outcomes composite score based on a three-tiered Finkelstein-Schoenfeld (FS) hierarchical analysis, an established outcomes design that has been used in other leading heart failure programs. The FS procedure is a ranked analysis that compares occurrence of cardiovascular and other health-related events, along with functional capacity measures, through one year in patients receiving the study treatment to patients in the control arm who don’t receive the study treatment. Data submitted to the DSMB provided the group with visibility into the risks and benefits of the trial at its primary endpoint.

The DSMB consists of two world renowned cardiologists with experience in heart failure and interventional cardiology, as well as a world renowned biostatistician with considerable experience evaluating trial data for chronic diseases, including heart failure. Their primary responsibility is to ensure patient safety and to halt or pause the clinical investigation if the risk of the therapy appears to outweigh its potential benefit. Such risk-benefit analysis typically includes an analysis of futility to reach the primary endpoint of the clinical trial as designed.

Patients interested in learning about the study can visit www.cardiamp.com or www.clinicaltrials.gov for more information.

About the CardiAMP Therapy Program

CardiAMP cell therapy uses a patient’s own (autologous) bone marrow cells delivered to the heart in a minimally-invasive, catheter-based procedure to potentially stimulate the body’s natural healing response. The CardiAMP Cell Therapy Heart Failure Trial is the first multicenter clinical trial of a stem cell therapy to prospectively screen for stem cell therapeutic potency in order to improve patient outcomes.   CAUTION - Limited by United States law to investigational use.

About BioCardia®

BioCardia, Inc., BioCardia, Inc., headquartered in San Carlos, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP™ autologous and NK1R+ allogeneic cell therapies are the Company’s biotherapeutic product candidates in clinical development. The Company's current products include the Helix™ transendocardial delivery system, the Morph® steerable guide and sheath catheter portfolio and the AVANCE™ steerable introducer family. BioCardia also partners with other biotherapeutic companies to provide its Helix systems and development support to their programs studying therapies for the treatment of heart failure, chronic myocardial ischemia and acute myocardial infarction. The CardiAMP Cell Therapy Heart Failure Trial has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Forward Looking Statements:
This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. These forward-looking statements include, without limitation, statements relating to study enrollment expectations and the likelihood of safety and patient benefit, and ultimate success of our clinical cell therapy programs.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate.  Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 30, 2021, under the caption titled “Risk Factors.” BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

INVESTOR CONTACT:
David McClung, Chief Financial Officer
investors@BioCardia.com
(650) 226-0120

MEDIA CONTACT:
Michelle McAdam, Chronic Communications, Inc.
michelle@chronic-comm.com
(310) 545-6654